Exhibit 3.14

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

SECUREALERT, INC.

Pursuant to and in accordance with the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, as amended, (the "Act"), the undersigned, being the duly elected and acting Secretary of SecureAlert, Inc., a Utah corporation (the "Corporation") hereby declares and certifies as follows:

1.           The name of the Corporation is SecureAlert, Inc.

2.           The shareholders of the Corporation, in a meeting duly convened on February 28, 2013, approved the following amendments to the Articles of Incorporation, as heretofore amended:

FIRST: The first paragraph of "Article III, Capital Stock," is hereby amended by substituting the following paragraph in its place:

"The Corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of Common Stock authorized to be issued is fifteen million (15,000,000) and the total number of shares of Preferred Stock authorized to be issued is twenty million (20,000,000). The Common Stock and the Preferred Stock shall each have a par value of $0.0001 per share."

SECOND: Upon the filing of these Articles of Amendment to the Articles of Incorporation, each share of Common Stock of the Corporation issued and outstanding immediately prior to these Articles of Amendment, without further action, will be automatically split and converted into 200-for-1 share of fully paid and nonassessable shares of Common Stock of the Corporation (the “Reverse Stock Split”).  No fractional shares shall be issued upon the Reverse Stock Split; rather, each fractional share resulting from the Reverse Stock Split shall be rounded up to the nearest whole number.  Each outstanding stock certificate of the Corporation, which prior to the filing of these Articles of Amendment represented one or more shares of Common Stock, shall immediately after such filing represent that number of shares of Common Stock equal to the product of (x) the number of shares of Common Stock represented on such certificates divided by (y) Two Hundred (200) (such adjusted shares, the “Reclassified Shares”), with any resulting fractional shares, paid in cash.  Any options, warrants or other purchase rights, any conversion rights under debt instruments of the Corporation, and any conversion rights under issued and outstanding Preferred Stock of the Corporation, which prior to the filing of these Articles of Amendment represented the right to acquire one or more shares of the Corporation’s Common Stock, shall immediately after such filing represent the right to acquire one-Two Hundred (1/200) of one (1) share of the Corporation’s Common Stock for each share of the Corporation’s Common Stock that such option, warrant or other purchase right previously represented the right to acquire.  The exercise price of such options, warrants and purchase rights shall be adjusted by multiplying the existing exercise price by Two Hundred (200).

The number of authorized shares of Preferred Stock of the Corporation and the par value of both the Common Stock and the Preferred Stock of the Corporation are not affected by these Articles of Amendment.

The Corporation shall, upon the request of each record holder of a certificate representing shares of Common Stock issued and outstanding immediately prior to the filing of these Articles of Amendment to the Articles of Incorporation, issue and deliver to such holder in exchange for such certificate a new certificate or certificates representing the Reclassified Shares.”

4.           The amendments specified above were adopted as of February 28, 2013, by the Board of Directors of the Corporation at a meeting duly convened for such purpose, and in accordance with the requirements of the Act and the Bylaws of the Corporation.  The Board of Directors unanimously recommended approval of the amendment by the shareholders of the Corporation.

5.           The foregoing amendments to the Articles of Incorporation of the Corporation were authorized and approved pursuant to section 16-10a-1003 of the Act by a vote of the majority of the Corporation’s shareholders entitled to vote at an Annual Meeting of the shareholders of the Corporation as follows:

(a)           The number of issued and outstanding shares of Common Stock, voting as a class and entitled to vote on the foregoing amendment to the Articles of Incorporation was 640,088,850 of which 501,041,231 shares were represented in person or by proxy at the Annual Meeting, constituting a quorum of such issued and outstanding shares.

(b)           The number of shares of Common Stock voted at the Annual Meeting in person or by proxy in favor of the First Amendment listed above was 249,461,995.  A total of 1,731,156 shares of Common Stock voted against such Amendment, and 380,080 shares abstained.  The number of shares of Common Stock voted in favor of the First Amendment was sufficient to authorize the adoption and the filing of these Articles of Amendment.

(c)           The number of shares of Common Stock voted at the Annual Meeting in person or by proxy in favor of the Second Amendment listed above was 249,458,260.  A total of 1,755,181 shares of Common Stock voted against such Amendment and 372,043 shares abstained.  The number of shares of Common Stock voted in favor of the Second Amendment was sufficient to authorize the adoption of the Amendment and the filing of these Articles of Amendment.

(d)           The number of issued and outstanding shares of Series D Preferred present at the meeting and entitled to vote on the foregoing amendments to the Articles of Incorporation was 292,578,000 of which 249,468,000 shares voted for, and 0 shares voted against the First Amendment referenced above, with 0 shares abstaining, which was sufficient to approve the adoption and the filing of these Articles of Amendment.

(e)           The number of issued and outstanding shares of Series D Preferred present at the meeting and entitled to vote on the foregoing amendments to the Articles of Incorporation was 292,578,000 of which 249,468,000 shares voted for, and 0 shares voted against the Second Amendment referenced above, with 0 shares abstaining, which was sufficient to approve the adoption and the filing of these Articles of Amendment.

(f)  The number of issued and outstanding shares of Common Stock, on an as-converted basis, present at the Annual Meeting and entitled to vote on the foregoing amendment to the Articles of Incorporation was 932,666,850 of which 498,929,995 shares voted for, and 1,731,156 shares voted against the First Amendment referenced above, with 380,080 shares abstaining, which was sufficient to approve the adoption of such Amendment and the filing of these Articles of Amendment.  In addition, 498,926,260 shares voted for, and 1,755,181 shares voted against the Second Amendment referenced above, with 372,043 shares abstaining, which was sufficient to approve the adoption of such Amendment and the filing of these Articles of Amendment to the Articles of Incorporation.

(g)           No other class of stock was entitled to vote on the foregoing amendment.

Such votes cast were sufficient for approval of the two amendments.

IN WITNESS WHEREOF, this Amendment to the Articles of Incorporation of the Corporation is executed this 29 day of March 2013.

SecureAlert, Inc.,
a Utah corporation

By /s/  Gordon O. Jesperson
     Gordon O. Jesperson, Corporate Secretary